Exhibit 99.1

August 10, 2010	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK, Inc. and ONEOK Partners to Participate in
Tuohy Brothers Natural Gas Infrastructure and Production
One-on-One Conference

    TULSA, Okla. – Aug. 10, 2010 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will participate in the Tuohy Brothers Natural Gas Infrastructure and Production One-on-One Conference in New York City on Wednesday, Aug. 18, 2010.

    John W. Gibson, president and chief executive officer of ONEOK and chairman, president and chief executive officer of ONEOK Partners, will conduct a series of meetings with investment-community representatives at the conference.

    The materials utilized at the conference will be accessible on the ONEOK, Inc. and ONEOK Partners websites, www.oneok.com and www.oneokpartners.com, on Wednesday, Aug. 18, 2010, beginning at 7:00 a.m. Central Daylight Time.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For more information, visit the websites at www.oneokpartners.com or www.oneok.com. OKE-FV OKS-FV

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